Exhibit 10.1




                              EMPLOYMENT AGREEMENT



PARTIES: Charles W. Robison, Employee
         Transbotics Corporation, Company

EFFECTIVE DATE:   July 24, 2007

TITLE AND DUTIES: Chief Executive Officer. Employee shall report to the Board of
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Directors. Employee shall devote his full time and best efforts to his duties.
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COMPENSATON:

         Cash: $208,000 annually, $148,000 of which shall be payable in equal bi-monthly installments; the balance ($60,000 annually, earned on a bi-monthly basis during the term of employment) deferred, payable only upon the expiration or termination of employment for any reason. Accumulated deferred compensation shall be payable in bi-monthly installments of $2,500 beginning with the first pay period following the effective date of the end of Employee's employment until all accrued deferred compensation has been paid. All compensation shall be subject to withholding of applicable taxes, contributions and premiums. Cash compensation shall be earned as of April 9, 2007, the effective date of Employee's employment.
         Stock: 250,000 shares of Section 144 restricted stock. Stock will issue and vest while employed at the rate of 20% annually over five years, with the vesting period beginning July 24, 2007 and ending on July 24, 2012. If Employee identifies and the Board of Directors approves and engages his replacement prior to the effective date of termination of his employment all remaining shares will be 100% earned and vested upon termination of employment and will be issued at the same rate and upon the same schedule as before the effective date of termination, 20% (50,000 shares) per year.

BENEFITS: Same benefits, including medical and hospitalization insurance, holidays and automobile, as other executive officers. Employee shall be entitled to take all previously planned vacation up to three paid weeks plus normal vacation of four weeks for the remainder of the Company's 2007 fiscal year and thereafter shall be entitled to four weeks paid vacation per year or such higher amount as any other executive officer of the Company may be entitled to in such year. If Employee attains the age of 65 while employed, Company will also procure or reimburse Employee the reasonable cost of "Medigap" insurance.

WORK MADE FOR HIRE: Employee acknowledges that in the discharge of his duties he will manage and supervise the work of engineers who will develop new products and concepts for the Company primarily in the field of automation. Employee therefore agrees that all intellectual property in all inventions, developments, discoveries, copyrightable material, trademarks and trade names developed by Employee in the field of automation during the term of his employment (whether before or after the execution of this Agreement) and all such intellectual property in any other field conceived or developed using Company resources or during Company business hours by Employee (whether before or after the execution of this Agreement) shall be considered "works made for hire" by Employee, and all right, title and interest in such inventions shall belong to Company. Employee agrees to and hereby does irrevocably assign to the Company, its successors and assigns, all rights, title and interest in and to such intellectual property to the extent ownership does not automatically vest in Company by operation of law. At any time requested by Company, Employee shall execute and deliver all such assignments and other instruments of conveyance or otherwise as Company may deem necessary or appropriate to effectuate, record or perfect Company's right, title and interest in such intellectual property. This assignment does not include Employee's ordinary experience gained while employed by Company. This assignment is in addition to and not in derogation to any other rights Company may have under statute or the common law, including Company's shop right.


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

RESTRICTIVE COVENANTS:

         Confidential Information. Employee acknowledges that the Company possesses and he will have access to and use on a regular basis information constituting trade secrets under applicable law. As to any such trade secrets, Employee covenants and agrees (all of which covenants and agreements shall survive the expiration or termination of this Agreement) that during the term of this Agreement and for three (3) years after its expiration or termination, Employee shall keep confidential and shall not use or disclose (except as necessary to discharge his duties hereunder) any such trade secrets. Without limiting the foregoing, trade secrets shall include any non-public information concerning the Company's products, software, designs, customers, prospective customers, research and development, business methods, financial results, employees, and business strategies and plans, all of which are acknowledged to give the Company a commercial advantage in part because they are not publicly known or readily available to others.
         No Disparagement. Employee agrees that during the term of this Agreement and for one year after its expiration or termination for any reason, he will not take any action or make any statement, the natural consequence of which would be to discredit the reputation of the Company, its employees, products or services. If the Employee is terminated, the Company agrees that it will, in the case of inquiries, only provide dates of employment and position
(s) held while working for the Company.
         Non-Compete. During the term of his Agreement and for a period of one year after its expiration or termination for any reason, Employee shall not be employed by, render services to, own, advise or assist (whether as an employee, officer, director, agent, consultant or independent contractor) any business activity or entity located in the Restricted Territory, which competes with the Company.
         For purposes of this Agreement, a business shall be deemed to compete with the Company if the business activity which the Employee primarily assists is to provide (i) engineering or manufacturing services, including consulting services, or (ii) electronic guidance, navigation or control equipment or software, in either event related to or consisting of the design, manufacture, installation or use of automated guided vehicles for ultimate use in North America. The phrase "Restricted Territory" shall mean the largest territory, which may be judicially enforced of the following:(a) the world;(b) North America;(c) the United States of America; and(c) the State of North Carolina.
         Non-Solicitation. For as long as this Agreement is in effect and for a period of one year after its expiration or termination, Employee shall not solicit, induce, aid, or suggest or counsel any employees, consultants to other persons having substantial contractual relationship with the Company to leave such employment, cease counseling or terminate such contractual relationships with the Company.

TERMINATION:

         Death or Disability. This Agreement shall automatically terminate in the event of Employee's death. The Company shall have the right to terminate this Agreement if Employee becomes permanently and totally disabled or if Employee becomes partially disabled for a period exceeding twenty-four (24) consecutive months. Disability shall be as defined by the Company's disability insurance carrier, if any, or by the Company's applicable policies.
         Change of Control. Employee may terminate this Agreement by giving thirty (30) days written notice to the Company at any time within six months after any of the following events:(i) the Company sells all or substantially all of its assets to a single purchaser or group of associated purchasers in a single transaction or series of related transactions; (ii) at least fifty (50%) of the outstanding voting shares of the Company are sold, exchanged or otherwise disposed of in a single transaction or a series of related transactions; (iii) the Company terminates its business or liquidates its assets; or (iv) there is a merger or consolidation of the Company in a single transaction or series of related transactions pursuant to which the Company's shareholders receive less than fifty percent (50%) of the outstanding voting shares in the surviving corporation.
         Severance. If a change of control event described above occurs and Employee elects to terminate this Agreement, the Company shall pay severance equal to twelve (12) months base salary plus Medigap benefits (if otherwise required herein) in accordance with current labor laws. Severance pay shall be paid out in equal monthly payments for twelve (12) months.
         Early Termination. Company may at any time terminate Employee's employment for cause by action of the Board of Directors. Termination shall not affect any compensation earned prior to the effective date of termination. Employee may terminate his employment and this Agreement at any time.

ARBITRATION: Any claim or controversy arising out of or related to this Agreement, or its breach (except an action seeking a restraining order or injunction for breach of any of the Restrictive Covenants), shall be finally settled by binding arbitration in the City of Charlotte, North Carolina, in accordance with the then governing rules of the American Arbitration Association, Judgment upon the award rendered may be entered and enforced in any court of competent jurisdiction. This Agreement shall be interpreted and construed according to the laws of the State of North Carolina. If the Arbitration panel rules in favor of the Employee, all costs for the arbitration shall be borne by the Company. If the Arbitration panel rules in favor of the Company, the costs for the arbitration shall be shared between the two parties on a 50/50 basis. Each side shall, in any event, bear the cost of its own legal counsel.


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ENTIRE AGREEMENT:  This is the entire Agreement between the parties. It may only be amended or supplemented in writing.

                             TRANSBOTICS CORPORATION

/s/  Charles W. Robison             By:    /s/ Tom Watson
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                                    Title: Secretary
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Date: September 11, 2007            Date:  September 11, 20007
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